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                                                                     Exhibit 5.1


                       [Letterhead of Baker Botts L.L.P.]

                                                              September 7, 2001



Reliant Energy Transition Bond Company LLC
1111 Louisiana
Houston, Texas  77002

Ladies and Gentlemen:

          We have acted as counsel for Reliant Energy Transition Bond Company LLC, a Delaware limited liability company (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on September 7, 2001 relating to the proposed issuance of up to $750,700,000 in aggregate principal amount of transition bonds (the "Transition Bonds") of the Company to be offered from time to time as described in the form of prospectus (the "Prospectus") included as part of the Registration Statement. Capitalized terms used in this letter and not defined herein have the meanings given to such terms in the Prospectus.

          In our capacity as your counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and
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representations of officers and other representatives of the Company, Reliant
Energy, Incorporated, a Texas corporation ("Reliant Energy") and others.

          The opinion expressed below is based on the following assumptions:

          (a)  the Registration Statement will become effective;

          (b) the proposed transactions are consummated as contemplated in the Registration Statement;

          (c)  prior to the issuance of any Series or Class of Transition Bonds:

               (i) all necessary orders, approvals and authorizations for the Company's purchase from time to time of Transition Property from Reliant Energy in exchange for the net proceeds of Transition Bonds will have been obtained by the Company;

               (ii) the Amended and Restated Limited Liability Company Agreement of the Company will have been executed and delivered by an authorized representative of Reliant Energy as sole member of the Company;

               (iii) the Indenture will have been executed and delivered by the
                     Company's authorized representative and Bankers Trust Company, as trustee;

               (iv) the maturity dates, the bond rates, the redemption provisions and the other terms of the Transition Bonds being offered will be fixed in accordance with the terms of the Indenture;

               (v) the Transition Property Sale Agreement between the Company and Reliant Energy, as Seller, will have been executed and delivered;

               (vi) the Transition Property Servicing Agreement between the Company and Reliant Energy, as Servicer, will have been executed and delivered;

               (vii) the Underwriting Agreement among the Company, Reliant
                     Energy and the underwriters of the Transition Bonds (the "Underwriting Agreement") will have been executed and delivered; and

              (viii) the Managers of the Issuer have taken all necessary action to approve and establish the terms of the Transition Bonds and the issuance thereof and to approve the terms of the offering of the Transition Bonds and related matters; and
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          (d)  the Indenture will be qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended.

          Based on and subject to the foregoing, we are of the opinion that, when properly executed, authenticated and issued in accordance with the Indenture and delivered against payment of the purchase price provided for in the Underwriting Agreement, and upon satisfaction of all other conditions contained in the Indenture and the Underwriting Agreement, the Transition Bonds will constitute valid and binding obligations of the Company and will be enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor's rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          The opinion set forth above is limited in all respects to matters of Texas law, the contract law of the State of New York and the Delaware Limited Liability Company Act as in effect on the day hereof. We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                              Very truly yours,

                              /s/ BAKER BOTTS L.L.P.